Exhibit 99.1

Biglari Holdings News Release

SAN ANTONIO, TX – 06/5/15 – On June 4, 2015, The Lion Fund II, L.P. ("The Lion Fund II") commenced a tender offer to purchase for cash up to 575,000 shares of the common stock of Biglari Holdings Inc. (“Biglari Holdings” or the “Company”) at a purchase price of $420.00 per share.  Affiliates of The Lion Fund II beneficially own approximately 19.6% of the outstanding shares of Biglari Holdings' common stock.

The Company’s Governance, Compensation and Nominating Committee (the "Governance Committee") of the board of directors will make a recommendation to the full board concerning the tender offer.  The members of the Governance Committee are all independent directors of the board.

NOTICE TO SHAREHOLDERS

The tender offer proposed by The Lion Fund II referred to in this release has commenced.  Biglari Holdings will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC within 10 business days from the date of the commencement of the tender offer. Shareholders of Biglari Holdings are strongly advised to read the Solicitation/Recommendation Statement because it will contain information the Company believes should be considered by its shareholders in evaluating the tender offer.  Biglari Holdings requests that its shareholders defer making a determination whether to accept or reject the tender offer until they have been advised of the position of the Company.  Shareholders may obtain the Solicitation/Recommendation Statement (when it becomes available) and any other materials filed by Biglari Holdings Inc. with the SEC at the SEC's web site, www.sec.gov.  Shareholders may also obtain, without charge, a copy of the Solicitation/Recommendation Statement and other materials (if and when they become available) by directing a request to Biglari Holdings Inc., 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

About Biglari Holdings Inc. (NYSE: BH)

Biglari Holdings Inc. is a holding company owning, subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. The Company also owns interests in The Lion Fund II and in funds affiliated with The Lion Fund II.

Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the Company's filings with the SEC.